Exhibit (a)(5)(a)

+ Follow • • • Mondher M ahjoubi 0 • 3rd+ 1Chief Patient Officer—Global Medical Affairs 14h • ® 1#News for #investors and #media 1Non-small cell lung cancer remains an area of significant unmet need, where many people of working age still face real limits in both long-term outcomes and how treatment feels day to day. 1This proposed acquisition is about strengthening our oncology pipeline with late-stage, targeted therapies. It’s an important step in our commitment to deliver options designed to advance outcomes and meaningfully improve the experience of patients with lung cancer and those who care for them. 1GSK 1760 followers + Follow GSK 4,788.11d • ® 1#News for #investors and #media: 1We have entered an agreement to acquire clinical-stage precision oncology company Nuvalent, Inc., bringing in multiple lung cancer assets to our existing oncology portfolio. 1Find out more: https://gsk.to/4xe4hDO 10 4 1Reactions 1111